EXHIBIT 17.4
                                                                    ------------


                               Donald R. Sweitzer
                              250 Major Potter Road
                                Warwick, RI 02886
                                Tel. 401-884-1387
                                Fax 401-884-0211




                                         June 20, 2005




Mr. William B. Danzell Chairman of the Board Nestor, Inc.
400 Massasoit Avenue
Suite 200
East Providence, RI 02914

Dear Bill:

         This letter is to advise you that I have decided to decline to stand for re-election as a director of Nestor, Inc. at the next stockholders' meeting which is currently scheduled for June 23, 2005.

                                         Very truly yours,

                                         /s/ Donald R. Sweitzer